Exhibit 99.3

Execution Copy

From:	The Coca-Cola Company (the “undersigned”)
One Coca-Cola Plaza
Atlanta, GA 30313

To:	Coca-Cola HBC AG (the “Offeror”)

Kar-Tess Holding (“KT”)

October 10, 2012

Dear Sirs

Proposed Exchange Offer

The undersigned understands that the Offeror intends to make a share exchange offer for any and all outstanding ordinary shares (the “Shares”) of the Coca-Cola Hellenic Bottling Company S.A. (the “Company”), including American depositary shares (“ADSs”) representing Shares.  The offer, if made, would comprise the exchange of each Share (or each ADS representing one Share) for consideration of one ordinary share of the Offeror (each, a “Consideration Share”) (or ADS representing one Consideration Share).

The contemplated material terms and conditions of such offer are set out in the draft offer announcements, attached hereto as Annex A (as used herein, the “Offer Announcement” refers to the offer announcement in Annex A reflecting the contemplated material terms and conditions of such offer that the Offeror elects to proceed with, in the form in which it is published, which may include amendments and modifications made by the Offeror subject to the provisions of this Deed).  Copies of the most recent available documents containing the offer have been made available to the undersigned and shall promptly be provided to the undersigned as further drafts are produced.  The share exchange offer, substantially on the terms and subject to the conditions set out in the Offer Announcement, as such terms and conditions may be amended or supplemented from time to time, is referred to hereinafter as the “Offer”.

The following subsidiaries of the undersigned (the “TCCC Entities”) hold in aggregate 85,112,078 Shares, and individually the number set next to their names:

Atlantic Industries	28,774,369 Shares

Refreshment Products Services Incorporated	10,833,612 Shares

Barlan, Incorporated	497,566 Shares

The Coca-Cola Export Corporation	3,561 Shares

Coca-Cola Overseas Parent Limited	45,002,970 Shares

In consideration of the Offeror making the Offer, the undersigned hereby agrees, undertakes and warrants in accordance with and subject to the following terms of this deed (together with all its Annexes, this “Deed”) as follows:

1.             WARRANTIES AND UNDERTAKINGS

1.1           The undersigned warrants and undertakes to the Offeror that:

1.1.1        each TCCC Entity is the registered owner (or otherwise able to control the exercise) of all rights and power attaching to the number of Shares set next to its name above (the “Existing Shares”), and of no other Shares;

1.1.2        no TCCC Entity has any right to acquire, directly or indirectly, any Shares or any rights or interests in any Shares, directly or indirectly (including, without limitation, by way of exercise, exchange or conversion of any option or security exercisable or exchangeable for or convertible into Shares, any swap, hedge or other derivative or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of ownership or voting rights of the Shares, howsoever settled), other than Existing Shares;

1.1.3        during the 12 months prior to the date of this Deed no TCCC Entity has (alone or as a member of a group or in concert with any other person) directly or indirectly, acquired for value any Shares or any rights or interests in any Shares (including, without limitation, by way of exercise, exchange or conversion of any option or security exercisable or exchangeable for or convertible into Shares, any swap, hedge or other derivative or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of ownership or voting rights of the Shares, howsoever settled), including, without limitation, from or through any Affiliate or Related Person or any person (including, without limitation, any trust, fund, corporation, company or partnership) holding Existing Shares for the undersigned or any of the undersigned’s Affiliates or Related Persons as beneficial owner;

1.1.4        the Existing Shares and any other Shares in the Company (or ADSs representing Shares) of which the undersigned or any TCCC Entity may, after the date hereof, become the registered or beneficial owner (the “New Shares” and together with the Existing Shares, the “Subject Shares”) are and, at the time at which they are transferred under the Offer and at the time at which they are delivered to the Offeror, will be held, with the exception of the terms and conditions of the shareholders’ agreement between KT and the TCCC Entities in respect of the Company, free from all charges, liens, encumbrances and third party interests whatsoever (including, without limitation, proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal) and, will be transferred pursuant to the Offer with all rights attaching to them, free from all charges, liens, encumbrances and third party interests whatsoever (including, without limitation, proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal); and no TCCC Entity is subject to any obligation to sell, transfer, dispose of, or create any charge, lien, encumbrance and third party interest whatsoever (including, without limitation, proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal) on any Subject Shares;

1.1.5        the undersigned is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Deed and to perform its obligations hereunder, and the execution and delivery by the undersigned of this Deed and the consummation by the undersigned of the transactions contemplated hereby have been duly authorized by all necessary action;

1.1.6        this Deed has been duly executed and delivered as a deed by the undersigned and constitutes a valid and legally binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms; and

1.1.7        the execution, delivery and performance of this Deed and consummation by the undersigned of the transactions contemplated hereby: (i) will not violate the certificate of incorporation or bylaws or other similar organizational documents of the undersigned, (ii) will not violate any Law applicable to the undersigned, and (iii) will not violate or result in a default under any material agreement, judgment, injunction, order, decree or other instrument binding upon the undersigned.

1.2           The warranties in this Deed shall not be extinguished or affected by the completion of the Offer.

1.3           The Offeror and KT each warrant and undertake to the undersigned that:

1.3.1        it is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Deed and to perform its obligations hereunder, and the execution and delivery by it of this Deed and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action;

1.3.2        this Deed has been duly executed and delivered as a deed by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms; and

1.3.3        the execution, delivery and performance of this Deed and consummation by it of the transactions contemplated hereby: (i) will not violate the certificate of incorporation or bylaws or other similar organizational documents of it, (ii) will not violate any Law applicable to it, and (iii) will not violate or result in a default under any material agreement, judgment, injunction, order, decree or other instrument binding upon it.

2.             IRREVOCABLE UNDERTAKINGS

2.1           Undertaking

Subject to paragraphs 3.1 and 3.2 below, and if the conditions in paragraph 2.3 have been satisfied, the undersigned hereby irrevocably undertakes and agrees to procure that each of the TCCC Entities shall:

2.1.1        tender, or procure the tender of, all of the Subject Shares in exchange only for Consideration Shares in accordance with the terms of the Offer;

2.1.2        subject to the terms of the Offer and the means of tender, or applicable Law, and provided that the tendering entity retains all rights to dividends, voting and all other rights of ownership in the Subject Shares until the moment the Subject Shares are accepted for payment or a later time in accordance with the terms of the Offer, effect or cause such tender to be effected by not later than 12:00 p.m., Athens time, on the fifth business day from the dissemination to shareholders of the Company of the means to tender and the opening of the Offer for acceptances (or, in relation to New Shares, as soon as reasonably practicable after the undersigned or any TCCC Entity becomes the registered owner or beneficial owner thereof);

2.1.3        by such day and time, deliver, or procure the delivery of, duly executed and completed form(s) of acceptances of the Offer in relation to all of the Subject Shares and any other required documents or instructions as provided in the terms of the Offer;

2.1.4        if the Offeror offers cash consideration, to forego any cash consideration and tender all Subject Shares for Consideration Shares only; and

2.1.5        not withdraw or cause or allow to be withdrawn any such acceptance(s), notwithstanding the provisions of any applicable Law or any terms of the Offer regarding withdrawal or similar rights of offerees.

2.2           Dealings with or in Shares

Subject to paragraph 3.2 below, the undersigned agrees that it shall not and shall procure that each of the TCCC Entities shall not:

2.2.1        except pursuant to this Deed, sell, transfer, dispose of, charge, pledge or otherwise encumber (including, without limitation, by granting any proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal) or grant any option or other right over or otherwise deal in any of the Subject Shares or any interest in them (whether conditionally or unconditionally);

2.2.2        acquire, alone or as a member of a group or in concert with any other person, directly or indirectly, (a) any Shares or any rights or interests in any Shares (including, without limitation, by way of exercise, exchange or conversion of any option or security exercisable or exchangeable for or convertible into Shares, any swap, hedge or other derivative or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of ownership or voting rights of the Shares, howsoever settled), including, without limitation, from any Affiliate or Related Person or among any persons (including, without limitation, any trust, fund corporation, company or partnership) holding of Subject Shares for the undersigned or any of the undersigned’s Affiliates or Related Persons as beneficial owner any right or interest in any other securities of the Company; and

2.2.3        enter into any agreement or arrangement with any person, whether conditionally or unconditionally, to do any of the acts prohibited by the terms of paragraphs 2.2.1 and 2.2.2 above,

provided that nothing in this paragraph 2.2 shall prevent the undersigned or any of the TCCC Entities from transferring Subject Shares (or legal or beneficial interests in Subject Shares) to or among themselves or to an Affiliate of the undersigned if, in the case of a transfer to an Affiliate, such Affiliate becomes a party to the shareholders’ agreement relating to the Company among the TCCC Entities and KT and the relationship agreement relating to the Company among the TCCC Entities, KT and the Company.

2.3           Conditions

It shall be a condition to the undersigned’s obligations under paragraph 2.1 that:

2.3.1        the Offeror has issued the Offer Announcement in final form;

2.3.2        the exchange ratio of Consideration Shares (or ADSs representing Consideration Shares) to Shares (or ADSs representing Shares), the conditions to the Offer and any other substantive terms of the Offer set out in the Offer Announcement have not been amended, revised, waived or modified in a manner materially adverse to the undersigned as compared to the form of offer announcements attached to this Deed as Annex A reflecting the contemplated material terms and conditions of such Offer that the Offeror may elect to proceed with;

2.3.3        the Offer has been publicly recommended by the board of directors of the Company, and such recommendation has not been withdrawn;

2.3.4        the Offer is subject to the condition (the “Minimum Acceptance Condition”) that, as at the end of the acceptance period of the Offer (as the same may be extended), a number of Shares have been lawfully and validly tendered and not withdrawn, or have been otherwise acquired by the Offeror, such that, together with the Shares to be tendered by KT into the Offer, these Shares will represent at least 90% of the total voting rights in the Company and the Offeror will be eligible thereafter to exercise compulsory buy-out rights in accordance with applicable provisions of applicable Greek Law; and

2.3.5        no circumstances shall have arisen which make it illegal or impossible for the Offeror, notwithstanding the Minimum Acceptance Condition having been achieved, to exercise within the prescribed three-month period under Greek Law its compulsory buy-out right in accordance with applicable provisions of Greek Law to become the sole shareholder in the Company.

3.             CONDITIONS AND TERMINATION

3.1           Making and Terms of the Offer

The Offeror undertakes to use its reasonable efforts to procure, to the extent reasonably practicable and permitted by applicable Law, that the terms of the Offer will allow the TCCC Entities to nominate an Affiliate to which the Consideration Shares will be issued, provided that such Affiliate will become party to the shareholders’ agreement and relationship agreement relating to the Offeror contemplated to be entered into in connection with the Offer.

Each of KT and the undersigned (on behalf of the TCCC Entities) hereby gives its consent, for the purposes of the shareholders’ agreement relating to the Company among the TCCC Entities and KT, with respect to (a) the transactions entered into or contemplated to be entered into by KT in connection with the Offer, (b) the undertakings and obligations by the undersigned and the TCCC Entities set out in this Deed and (c) the exchange of the Subject Shares and the Shares of which KT is the beneficial owner and/or the registered holder for Consideration Shares in the Offer, and agrees to waive any rights it may have to bring any claim in respect of such shareholders’ agreement as a result of the giving or performance of the undertakings given in this Deed and the exchange of the Subject Shares or the Shares of which KT is the beneficial owner and/or registered holder for Consideration Shares in the Offer.

3.2           Lapse

The undersigned’s obligations under paragraphs 2.1 and 2.2 in respect of all Subject Shares shall automatically lapse (and the undersigned’s Subject Shares shall be withdrawn from the Offer and returned to the undersigned) if:

3.2.1        the Offer Announcement in final form has not been issued by 12 p.m., Athens time, on October 12, 2012;

3.2.2        the Offer is withdrawn;

3.2.3        the acceptance by the Offeror of the Shares tendered in the Offer and settlement of the Offer have not occurred by 12 p.m., Athens time, on March 31, 2013;

3.2.4        the exchange ratio of Consideration Shares (or ADSs representing Consideration Shares) to Shares (or ADSs representing Shares), any conditions to the Offer or any other substantive terms of the Offer set out in the Offer Announcement have been amended, revised, waived or modified in a manner materially adverse to the undersigned as compared to the form of offer announcements attached to this Deed as Annex A reflecting the contemplated material terms and conditions of such Offer that the Offeror may elect to proceed with;

3.2.5        the public recommendation of the Offer by the board of directors of the Company has been withdrawn;

3.2.6        the Minimum Acceptance Condition has been waived without the consent of the undersigned (the undersigned having absolute discretion in deciding whether or not to give such consent); or

3.2.7        any circumstances shall have arisen which make it illegal or impossible for the Offeror, notwithstanding the Minimum Acceptance Condition having been achieved, to exercise within the prescribed three-month period under Greek Law its compulsory buy-out right in accordance with applicable provisions of Greek Law to become the sole shareholder in the Company, provided that the lapsing of the undersigned’s obligations under paragraphs 2.1 and 2.2 shall not affect any rights or liabilities under this Deed in respect of prior breaches of them.

4.             PUBLICITY

The undersigned:

4.1           consents to and authorizes the publication and disclosure by the Offeror of the undersigned’s identity and holding of Shares or ADSs representing Shares, or other rights or interests in Shares or ADSs representing Shares, alone or as a member of a group or in concert with any other person, directly or indirectly (including, without limitation, through its Affiliates or Related Persons) and the nature of the undersigned’s commitments, arrangements and understandings under this Deed (including, for the avoidance of doubt, the disclosure of this Deed); and

4.2           agrees to as promptly as practicable notify the Offeror of any required corrections with respect to any information supplied by the undersigned specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

5.             ENFORCEMENT

5.1           Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. The undersigned agrees that any legal suit, action or proceeding against it arising out of or based on this Deed or the transactions contemplated hereby may be instituted in the courts of England and Wales and any legal suit, action or proceeding against the Offeror arising out of or based on this Deed or the transactions contemplated hereby may be instituted in the courts of England and Wales but in no courts of any other jurisdiction.

5.2           Specific Performance

Without prejudice to any other rights or remedies which the Offeror may have, the undersigned acknowledges and agrees that damages may not be an adequate remedy for any breach by the undersigned of any of its obligations and that the Offeror shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such obligation and no proof of special damages shall be necessary for the enforcement by the Offeror of any of its rights under this Deed.

6.             INTERPRETATION

6.1           Additional Terms

The Offer shall be subject to such additional terms and conditions as may be required to comply with applicable Law.

6.2           Time

Time shall be of the essence of the obligations set out in this Deed.

6.3           Meaning

In this Deed:

6.3.1        references to “Affiliates”, as used with respect to any person, mean any individual, corporation, partnership, association, limited liability company, Governmental Authority, trust or any other entity or organization directly or indirectly controlling, controlled by or under common control with such person;

6.3.2        references to “beneficial ownership” (including the correlative meanings of the terms “beneficially owned” and “beneficial owner”) of any security by any person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act, including all securities as to which such person has the right to acquire, without regard to the 60-day period set forth in such rule;

6.3.3        references to “business day” means (unless specified otherwise) a day on which banks in Athens are open for business;

6.3.4        references to “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) mean, as used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person, whether through the ownership of voting securities, by contract or otherwise;

6.3.5        references to “Governmental Authority” mean any international, supranational, national, state or local government or court, administrative or regulatory body, governmental department, commission, board, bureau, agency or instrumentality, or other governmental or quasi-governmental entity;

6.3.6        references to “Law” mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority;

6.3.7        references to the “Offeror’s Financial Adviser” are to Credit Suisse Securities (Europe) Limited;

6.3.8        references to “Related Persons”, as used with respect to any person, mean such person’s (a) spouse, (b) any of its infant children, (c) any trusts of which it, or its spouse, or any of its infant children are, an actual or potential beneficiary or a trustee and (d) companies or entities over which it and/or its spouse and/or any of its infant children control or have the right to direct the exercise of 20 percent or more of voting rights;

7.             THIRD PARTY RIGHTS

A person who is not the addressee of or party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this shall not affect any right or remedy of such person which exists or is available independently of that Act.

8.             CUSTOMER RELATIONSHIP

The undersigned acknowledges and agrees that the Offeror’s Financial Adviser is not acting for the undersigned in relation to the Offer and will not be responsible to the undersigned for providing protections afforded to its clients or advising the undersigned on any matter relating to the Offer.

9.             CONFIDENTIALITY

The undersigned agrees, except as otherwise required by applicable Law, to keep confidential any information concerning the Offer and this Deed unless otherwise publicly disclosed without breach on the undersigned’s part and to comply with the undersigned’s obligations under any applicable Law requiring that the undersigned restrict trading, dealing or other transactions in the Shares and other securities or derivatives in respect of which the Offer, this Deed or the information provided to it is material or price sensitive.

10.          NOTICES

10.1         Any notice or other communication in connection with this Deed must be in writing in English and shall be validly given with respect to each of the Offeror and the undersigned if:

10.1.1      delivered by hand to the person listed hereinafter;

10.1.2      sent by email to the email addresses set out hereinafter; or

10.1.3      sent by registered mail or an internationally recognized courier company to the address set out hereinafter;

or to such other addressee, fax number or address as a party may notify to the other party in accordance with this Section 10.

If to the Offeror:	Name:	Coca-Cola HBC AG
	Address:	Baarerstrasse 14 CH-6300 Zug Switzerland
	Attention:	Theodoros Rakintzis
	Email:	t.rakintzis@kgdi.gr

If to the	Name:	The Coca-Cola Company
undersigned:	Address:	One Coca-Cola Plaza
Atlanta, GA 30313
	Attention	Attention: Chief Financial Officer
	Email:	gfayard@coca-cola.com

with a copy to:

The Coca-Cola Company One Coca-Cola Plaza Atlanta, GA 30313 Attention: General Counsel
Email:	bgoepelt@coca-cola.com

10.2         Any notice shall be effective upon receipt and shall be deemed to have been received:

10.2.1      at the time of delivery, if delivered by hand or a courier company;

10.2.2      on the next business day in the place to which it is sent if sent by email; or

10.2.3      on the fifth business day (in the place to which it is sent) following the date of posting if sent by registered mail.

11.          MISCELLANEOUS

11.1         Amendments

No amendment, modification or discharge of this Deed, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the undersigned and the Offeror.

11.2         Binding Effect; Successors

This Deed shall be binding upon and inure to the benefit of the undersigned and the Offeror and their respective successors and permitted assigns.

11.3         Severability

Whenever possible, each provision or portion of any provision of this Deed shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Deed is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Deed shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

[Signature page follows]

In Witness whereof this Deed has been duly executed and delivered as a Deed on the date and year first above written.

EXECUTED as a DEED by)	/s/ Gary P. Fayard
The Coca-Cola Company	Gary P. Fayard
in the presence of: Bernardo J. Sucre

Witness’s signature:
/s/ Bernardo J. Sucre

Address:

One Coca-Cola Plaza,

Atlanta, GA USA 30319

Occupation:

Executive Vice President and Chief Financial Officer

Signing Instructions:

(a) This Deed may be executed by a UK incorporated company by: (1) affixing its common seal (subject to any provisions in its articles as regards the attestation and use of the corporate seal); or (2) being signed on behalf of the company by either: (i) two authorised signatories (i.e., director or company secretary), or (ii) a director of the company in the presence of a witness who attests the signature. A party to the transaction cannot be an attesting witness to a signature of this Deed. However, any individual who is not executing transaction documents may witness this Deed in his or her personal capacity; OR

(b) An overseas company may execute this Deed under the laws of England and Wales by: (1) affixing its common seal; (2) in any manner for the execution of documents permitted by the laws of the territory in which the overseas company is incorporated (where applicable foreign laws distinguish between deeds and other documents and require certain formalities for a deed, these formalities should also be followed); or (3) the signature of one or more authorised signatories, provided that such person or persons is or are acting under the authority (express or implied) of the company in accordance with the laws of the territory in which the overseas company is incorporated, and the document is expressed (in whatever form of words) to be executed by the company; OR

(c) A company may appoint an individual as its attorney and that individual may then execute this Deed as attorney for the company (in accordance with the requirements set out above for UK-incorporated or overseas companies, as applicable); OR

(d) An individual may execute this Deed by signing in the presence of a witness who attests their signature. A party to the transaction cannot be an attesting witness to a signature of this Deed. However, any individual who is not executing transaction documents may witness this Deed in his or her personal capacity.

Please attach evidence of signing authority.

EXECUTED as a DEED by)	/s/ Patrick K. Oesch
Coca-Cola HBC AG	Dr. Patrick K. Oesch, Director
in the presence of: Sabine Sigg	/s/ Claudia Goebel
Claudia Goebel, Director

Witness’s signature:

/s/ Sabine Sigg
Address:
Wiedinstr. 8 CH-8055 Zurich

Occupation:
Trust and Company Administrator

EXECUTED as a DEED by)	/s/ D. Schroeder
Kar-Tess Holding	D. Schroeder
in the presence of: N. Meyer	/s/ Ryan Rudolph
Ryan Rudolph

Witness’s signature:
/s/ N. Meyer

Address:
21, boulevard de la Petrusse, L-2320 Luxembourg

Occupation:
Managers